FBR
CAPITAL MARKETS

December 5, 2007

John Jacobs
President and Chief Executive Officer
Jacobs Financial Group, Inc.
300 Summers Street, Suite 970
Charleston, West Virginia 25301

Re: Engagement Letter

Dear Mr. Jacobs:

Friedman, Billings, Ramsey & Co., Inc. ("FBR") would be pleased to act as financial advisor and placement agent for Jacobs Financial Group, Inc. (the "Company") in connection with the proposed offering described below, subject to the terms and conditions of this letter agreement (the "Agreement").

1. *The Offering.*

(a) During the Offering Engagement Period (as defined in Section 6, below), FBR will be the sole placement agent with respect to the proposed offering of equity securities (the "Securities") raising approximately $75 million in connection with the proposed transaction described below (the "Offering"). The actual terms of the Offering will depend on the outcome of FBR's due diligence investigation and market conditions, and will be subject to negotiation between the Company and FBR.

(b) In undertaking its role as placement agent /financial advisor, FBR anticipates that its activities would include the following, as requested from time to time by the Company:

(i) Reviewing the proposed transaction;

(ii) Assisting the Company in the Company's determination of appropriate structure;

(iii) Conducting an examination of documents and records pertaining to the Company, interviewing Company personnel, and making such other

reasonable investigations as FBR deems necessary and appropriate under the circumstances;

(iv) Performing financial analysis of the Company and comparisons with other companies in its industry

(v) Assisting the Company in preparation of a Private Placement Memorandum.

(c) Each investor in the Offering, to be conducted as a Reg. D private placement, will execute a purchase agreement, which will include customary representations and warranties, covenants, conditions, termination provisions and indemnification, contribution and limitation of liability and be in form and substance satisfactory to the Company. FBR's willingness to conduct the Offering will be subject to its satisfaction, in its sole discretion and judgment, with market conditions and the results of its due diligence investigation of the Company and its business.

2. During the Offering Engagement Period, the Company will not offer any Securities for sale to, or solicit any offers to buy Securities from, any person or persons, whether directly or indirectly, otherwise than through FBR, other than any sale to or solicitation from any officer, director, employee or shareholder of the Company and that does not involve any underwriter, initial purchaser or placement agent; provided that if the Company needs to secure or secures interim or "bridge" financing (other than the Offering) during the Offering Engagement Period, the Company may do so, in which case it shall have no obligation to pay any fee to FBR in respect of such interim or bridge financing.

(a) The Company also grants FBR a right of first refusal ("Right of First Refusal") to act in the following capacities in any of the following transactions entered into by the Company (each, an "Other Transaction")

(i) Capital Raising: Sole book runner or sole placement agent to the Company in connection with any subsequent public or private offering of equity securities; or

(ii) Mergers and Acquisitions: Financial advisor to the Company in connection with any sale of all or substantially all of the Company's capital stock or assets.

(b) The Right of First Refusal with respect to Other Transactions shall be for the Offering Engagement Period and, subject to the completion of the Offering during the

Offering Engagement Period, for a further period of twelve (12) months from the date of completion of the Offering (the "Post-Offering Period").

(c) Should FBR exercise the Right of First Refusal set forth above in Section 2(a), FBR's compensation in connection with any Other Transaction shall be determined by agreement between the Company and FBR on the basis of compensation customarily paid to leading investment banks acting as underwriters or placement agents in similar transactions.

3. *Information to be Supplied; Confidentiality.*

(a) In connection with FBR's activities on behalf of the Company, the Company will furnish FBR with all financial and other information regarding the Company that FBR reasonably requests (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to herein as the "Information"). The Company will provide FBR with reasonable access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants for the Company. The Company recognizes and agrees that FBR (i) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the Information or such other information, (ii) does not assume responsibility for the accuracy of the Information or such other information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.

(b) FBR will maintain the confidentiality of the Information and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only as authorized in writing by the Company or as required by law, rule or regulation, including NASD Rule 2711, or by order of a governmental authority or court of competent jurisdiction. In the event that FBR is legally required to make disclosure of any of the Information, FBR will give written notice to the Company prior to such disclosure, to the extent that FBR is legally permitted to do so.

The foregoing paragraph shall not apply to information that:

(i) at the time of disclosure by the Company to FBR is, or thereafter becomes, generally available to the public, other than as a result of a breach by FBR of its obligations under this Agreement or as a result of a breach by others of a confidentiality agreement;

(ii) prior to or at the time of disclosure by the Company to FBR, was already in the possession of. FBR or any of its affiliates, or available to FBR or its affiliates other than from the Company and other than as a result of a breach of a confidentiality agreement;

(iii) at the time of disclosure by the Company to FBR or thereafter, is obtained by FBR or one of its affiliates from a third party whom FBR reasonably believes to be in possession of the Information not in violation of any contractual, legal or fiduciary obligation to the Company with respect to that information; or

(iv) is independently developed by FBR or its affiliates, but not including the confidential information provided to FBR by the Company.

(c) Nothing in this Agreement shall be construed to limit the ability of FBR or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationships with, entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company's, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship.

(d) The Company acknowledges that all advice (written or oral) given by FBR to the Company is intended solely for the benefit and use of the Company, its directors and advisors. Other than to the extent required to be reflected in Board of Directors and committee meeting minutes, no advice (written or oral) of FBR hereunder shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to FBR be made by the Company (or such persons), without the prior written consent of FBR, unless compelled by a court of competent jurisdiction.

(e) The Company hereby authorizes FBR to transmit to the prospective purchasers of the Securities, upon its completion, a Private Placement Memorandum with attached exhibits and such supplements as may from time to time be prepared by the Company (collectively the "Memorandum"). The Company represents and warrants that the Memorandum (i) will be prepared by the management of the Company; (ii) will be reviewed and approved by the management and the Board of Directors of the Company; and (iii) as of the date of the Memorandum, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading. The Company will

advise FBR immediately of the occurrence of any event or any other change known to the Company which results in the Memorandum containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading.

4. *Fees and Expenses.*

(a) Upon acceptance of this letter, the Company will pay FBR a retainer (the "Retainer") of $250,000 payable in three installments as follows: (1) $150,000, to be paid upon the Company's execution of this letter; (2) $50,000, to be paid 30 days after the Company's execution of this letter; and (3) $50,000 to be paid 60 days after the Company's execution of this letter. The Retainer shall be creditable against the Fee.

(b) Concurrently with the consummation of the Offering, the Company shall pay in cash to FBR a fee (the "Fee") equal to 7.0% of the gross proceeds received by the Company from the sale of the Securities, which Fee is to be paid as a cash fee at closing. FBR agrees that the Fee is contingent on the Closing of the purchase and sale of Securities pursuant to the Offering and the Company will not be obligated to pay the Fee unless the sale of such Securities is consummated.

(c) In addition to the Fee payable to FBR under this Agreement, the Company agrees to reimburse FBR upon request for its actual out-of-pocket expenses not to exceed an aggregate of $50,000 reasonably and actually incurred in connection with its services under this Agreement whether or not the Offering is consummated, not including the fees and disbursements of FBR's legal counsel (the "Expense Reimbursement").

(d) The Company acknowledges and agrees that it will be responsible for and shall pay all costs and expenses incident to the purchase, sale and delivery of Securities in the Offering, including, without limitation, all fees and expenses of filing with the SEC and the NASD; all Blue Sky fees and expenses; fees and disbursements of counsel and accountants for the Company; fees and disbursements of FBR's legal counsel; and printing costs.

5. *Indemnification, Contribution, and Limitation of Liability.* The Company agrees to indemnify FBR and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Appendix I, which is incorporated herein by reference, and agrees to the other provisions of Appendix I, regardless of whether the proposed Offering is consummated.

6. *Term of Offering Engagement Period; Survival of Provisions*

(a) The term of FBR's engagement with respect to the Offering (the "Offering Engagement Period") shall be for 12 months commencing on the date of execution of this Agreement; provided, however, that either party may terminate the Offering Engagement Period at any time upon ten (10) days written notice to the other party.

(b) Sections 3(b), 4(b), 4(c), 5, 6(d), this Section 6(b) and Sections 9-18 of this Agreement and the Appendix I shall survive any termination of the Offering Engagement Period. With respect to the expenses payable by the Company pursuant to Section 4, upon termination of the Offering Engagement Period, FBR shall be entitled to collect all such actual expenses accrued through the date of termination in accordance with the terms of Section 4.

(c) During the Offering Engagement Period, the Company will not solicit or negotiate with any other person to act as financial advisor, underwriter, or placement agent or to provide other investment banking services to the Company in connection with the Offering.

(d) The Company acknowledges that the efforts of FBR in performing the services described herein will be of substantial assistance to the Company in enabling it to access the capital markets. Therefore, if (i) the Offering is not consummated during the Offering Engagement Period, for reasons other than the termination of the Offering Engagement Period by FBR pursuant to Section 6(a), the Company completes a similar offering of its securities in lieu of the Offering, and any person introduced to the Company by FBR during the Offering Engagement Period purchases securities from the Company, during the twelve (12) month period following the termination of the Offering Engagement Period, the Company shall pay FBR upon the closing of such transaction, a cash fee in consideration of FBR's efforts in the amounts set forth in Section 4(a) of this Agreement.

7. *Agreements not to Compete.* Prior to or concurrently with the consummation of the Offering, the senior officers of the Company shall enter into agreements not to compete with the Company for a minimum period of eighteen months following the Offering. The terms of such agreements shall be determined by the Company and shall be reasonably acceptable to FBR.

8. *Independent Contractor; No Fiduciary Duty.* The Company acknowledges and agrees that it is a sophisticated business enterprise and that FBR has been retained pursuant to this Agreement to act as placement agent in connection with the Offering and financial advisor to the Company solely with respect to the matters set forth herein. In such capacity, FBR shall act as an independent contractor, and any duties of FBR arising out of its engagement pursuant to this Agreement shall be contractual in nature and shall be owed solely to the Company. Each party disclaims any intention to impose any fiduciary duty on the other.

9. *Beneficiaries.* This Agreement shall inure to the sole and exclusive benefit of FBR and the Company and the persons referred to in the Appendix and their respective successors and assigns. The obligations and liabilities under this Agreement shall be binding upon FBR and the Company.

10. *Governing Law.* This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. Any dispute hereunder shall be brought in a federal or state court in the State of New York.

11. *Amendments.* This Agreement may be modified or amended, or its provisions waived, only by a writing signed by the person or persons against whom enforcement of the modification, amendment or waiver is sought.

12. *Announcements of Offering and Other Transactions.* Subject to applicable law, the Offering or Other Transaction is consummated in which FBR acts as placement agent or otherwise, FBR may, at its option and expense and subject to the prior written reasonable consent of the Company, which shall not be unreasonably withheld, place an announcement in such newspapers and periodicals as FBR may choose stating that FBR has so acted, and the capacity in which it has acted.

13. *No Commitment.* This Agreement does not and will not constitute any agreement, commitment or undertaking, express or implied on the part of FBR or any affiliate to purchase or to sell any securities or to provide any financing and does not ensure the successful arrangement or completion of the Offering.

14. *Entire Agreement.* This Agreement constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof.

15. *Severability.* If any portion of this Agreement shall be held or made unenforceable or invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect, and, to the fullest extent, the provisions of the Agreement shall be severable.

16. *Headings.* The descriptive headings of the paragraphs, subparagraph, and Appendixes of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretations of this Agreement.

17. *Failure or Delay No Waiver*. It is understood and agreed that failure or delay by either the Company or FBR in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

18. *Waiver of Trial by Jury*. **EACH OF FBR AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT**.

If the foregoing terms correctly set forth our agreement, please sign and return to us a duplicate copy of this Agreement. We look forward to working with you toward the successful conclusion of this engagement and developing a long term relationship with the Company.

Very truly yours,

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

By: ______________________
Joseph C. Kavanagh
Managing Director

By: ______________________
Kenneth P. Slosser
Senior Managing Director

Confirmed and accepted as of
this 7th day of December, 2007:

Jacobs Financial Group, Inc.

By: ______________________

Name: John M. Jacobs

Title: President

APPENDIX I

The Company agrees to indemnify and hold harmless FBR and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (FBR and each such person being an "Indemnified Party") from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by FBR of the services contemplated by or the engagement of FBR pursuant to, this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from FBR's willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of FBR pursuant to, or the performance by FBR of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from FBR's willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party's own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably

concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party's right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and FBR on the other hand, of the Offering (or other Transaction) as contemplated whether or not the Offering (or Other Transaction) is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and FBR, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and FBR of the Offering (or Other Transactions) as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the Offering (or Other Transactions) bear to the amounts paid or to be paid to FBR under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that FBR shall not be required to contribute any amount in excess of the amount by which amounts paid FBR hereunder (excluding reimbursable expenses), exceeds the amount of any damages which FBR has otherwise been required to pay.

The Company agrees that without FBR's prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in

any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (in which FBR or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitration award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

Confirmed and Agreed to:

John M. Jacobs, President
(Signature on behalf of the Company)

12/7/7
(Date)